Exhibit 4.11

THIS CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE COMPANY AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY TO THE EFFECT THAT ANY SALE OR OTHER DISPOSITION IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CROWN LNG HOLDINGS LIMITED
PROMISSORY NOTE

Principal Amount: [●]	Dated as of June [●], 2024

FOR VALUE RECEIVED and subject to the terms and conditions set forth herein, Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (the “Maker”), promises to pay to the order [●] (the “Payee”), in [●], the Principal Amount of [●] on the terms and subject to the conditions set forth in this Note. All payments on this Promissory Note (the “Note”) shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

Reference is hereby made to that certain letter agreement, dated [●] (the “Engagement Letter”) by and between Maker and Payee, pursuant to which Payee agreed to defer payment for the services contemplated by the Engagement Letter.

This Note is subject successful Business Combination Agreement between Maker and Catcha Investment Corp and stock listing of Maker on Nasdaq or New York Stock Exchange, the “Close”.

1. Principal. The Principal Amount under this Note shall be i) [●], ii) [●] is payable 30 days after Close (the “Up-front”), iii) the unpaid Principal amount shall be added twenty (20) precent less the Up-front, iv) Maker will pay Payee [●] each quarter ending date (in total sum [●]) subsequent to the Close occurrence quarter, and v) if Maker raise additional capital after Close, Maker will use best endeavors to pay Payee any outstanding principal under this Note, unless accelerated upon the occurrence of an Event of Default (as defined below). Any outstanding Principal Amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty; provided, however, that Payee shall have a right to first convert such principal balance pursuant to Section 5 below upon notice of such prepayment. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2. Interest. Interest at the fixed rate of twelve percent (12%) per annum, on the unpaid Principal Amount of this Note to be paid quarterly subsequent the Close quarter.

3. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note. For the avoidance of doubt, any cash payments to Payee of any portion of the Deferred Fees will lower the principal amount due and payable under this Note.

4. Events of Default. The occurrence of any of the following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by the Maker to pay any portions of the principal amount due pursuant to this Note within five (5) business days after the dates specified above or issue shares pursuant to Section 5 hereof, if so, elected by the Payee.

(b) Voluntary Bankruptcy, Etc. The commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Maker generally to pay its debts as such debts become due, or the taking of corporate action by the Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

5. Conversion

(a) Conversion. Upon occurrence of any Events of Default, at the option of the Payee in its sole discretion and upon written notice to Maker on or prior to an Election Date any amounts outstanding under this Note may be converted (or any portion thereof), into ordinary shares of Maker (“Shares”) at a conversion price (the “Conversion Price”) equal to the VWAP Price: (i) on the date that is one hundred fifty (150) days following the Closing (the “Initial Election Date”), up to an amount equal to fifty percent (50%) of the then outstanding principal amount of this Note; and (ii) on each thirty (30) day anniversary following the Initial Election Date (each such anniversary together with the Initial Election Date, each, an “Election Date”) up to an additional ten percent (10%) of the then outstanding principal amount of this Note (collectively, the “Conversion Rights”); provided that (i) the foregoing calculation of the aggregate amount available to be converted into Shares pursuant to the Conversion Rights assumes that there has been no prior payment of the principal of this Note and (ii) any amounts that were otherwise available to be converted pursuant to the Conversion Rights on an Election Date that were not so converted shall remain available for conversion pursuant to the Conversion Rights on subsequent Election Dates until so converted. For the avoidance of doubt, on the Election Date that is one hundred fifty (150) days following the Initial Election Date (and each Election Date thereafter) Payee may convert the entire principal of this Note that then remains outstanding.

For purposes of this Note, the following capitalized terms have the following meanings:

“Trading Day” means a day on which trading in Shares occurs on Nasdaq or other national securities exchanges.

“VWAP Price” means the average of the Volume Weighted Average Price of a Share for the twenty (20) consecutive Trading Day period occurring prior to the applicable Election Date. The VWAP Price shall be adjusted to reflect appropriately the effect of any share split, share subdivision, split-up, reverse share split, share consolidation, share subdivision, share dividend or distribution (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring during the applicable measurement period.

“Volume Weighted Average Price” means, for any Trading Day, the per share volume weighted average price of a Share as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume weighted average price is unavailable, the market value of one Share on such Trading Day, determined, using a volume weighted average price method, by a nationally recognized independent investment banking firm selected by Maker). The Volume Weighted Average Price will be determined without regard to after-hours trading or any other trading outside of the primary trading session. If the Volume Weighted Average Price cannot be calculated on any of the foregoing bases, the Volume Weighted Average Price for any Trading Day shall be as determined in good faith by the board of directors of Maker.

(b) Remaining Principal. All accrued and unpaid principal of this Note that is not then converted into Shares, shall continue to remain outstanding and to be subject to the conditions of this Note.

(c) Fractional Shares; Effect of Conversion. No fractional Shares shall be issued upon conversion of this Note. In lieu of any fractional Shares to the Payee upon conversion of this Note, the Maker shall pay to the Payee an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a Share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of any amounts specified in this Section 5(c), this Note shall be cancelled and void without further action of the Maker or the Payee, and the Maker shall be forever released from all its obligations and liabilities under this Note.

6. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 4(a) hereof, the Payee may, by written notice to the Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 4(b) or 4(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.

7. Waivers. The Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to the Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and the Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.

8. Unconditional Liability. The Maker hereby waives all notices in connection with the delivery,

acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to the Maker or affecting the Maker’s liability hereunder.

9. Notices. All notices, statements or other documents that are required or contemplated by this Note shall be in writing and delivered (i) personally or sent by first class registered or certified mail, overnight courier service to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party, or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally or by facsimile or electronic transmission; one (1) business day after delivery to an overnight courier service; or five (5) days after mailing if sent by first class registered or certified mail.

10. Construction. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

11. Severability. Any provision contained in this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

[Signature Page Follows]

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

[PAYEE]

By:
Name:
Title:

Acknowledged and agreed as of the date first above written.
Crown LNG Holdings Limited

By:
Name:	Jørn Skule Husemoen
Title:	CFO

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